Exhibit 99.1

J & J Snack Foods Corp. to Increase Prices Again

PENNSAUKEN, N.J.--(BUSINESS WIRE)--J & J Snack Foods Corp. (NASDAQ:JJSF) announced today that it will be increasing prices across many of its product lines in April because of continuing unprecedented commodity cost increases impacting its ingredients input costs. The price increases will be centered on products that are particularly impacted by increases in wheat and dairy costs. The increases will be as high as 12% depending on the ingredient makeup of individual product lines. This will be J & J’s second price increase in a six month period as it attempts to recover more of the commodity cost increases which have been impacting its margins.

Gerald B. Shreiber, J & J’s President and Chief Executive Officer, commented, “While we continue to manage our Company for the long term and are sensitive to the impact on our customers, we feel it necessary to take this additional pricing action because commodity costs have escalated sharply since we announced our previous price increase. We will not allow our margins to deteriorate further without attempting to at least partially offset the continuing cost increases. While we hope that the commodity prices impacting us have reached their peak, we will evaluate the need for further pricing if commodity prices continue to escalate or our margins continue to decrease. We are not at this time providing an estimate of how much of the overall commodity costs increase will be recovered.”

J & J Snack Foods Corp.’s principal products include SUPERPRETZEL, PRETZEL FILLERS and other soft pretzels, ICEE, SLUSH PUPPIE and ARCTIC BLAST frozen beverages, LUIGI’S, MAMA TISH’S, SHAPE UPS, MINUTE MAID* and BARQ’S** and CHILL*** frozen juice bars and ices, WHOLE FRUIT sorbet, FRUIT-A-FREEZE frozen fruit bars, MARY B’S biscuits and dumplings, DADDY RAY’S fig and fruit bars, TIO PEPE’S churros, THE FUNNEL CAKE FACTORY funnel cakes, and MRS. GOODCOOKIE, CAMDEN CREEK, COUNTRY HOME and READI-BAKE cookies. J & J has manufacturing facilities in Pennsauken, Bridgeport and Bellmawr, New Jersey; Scranton, Hatfield and Chambersburg, Pennsylvania; Carrollton, Texas; Atlanta, Georgia; Moscow Mills, Missouri; Pensacola, Florida and Vernon and Newport, California.

*MINUTE MAID is a registered trademark of The Coca-Cola Company.

**BARQ’S is a registered trademark of Barq’s Inc.

***CHILL is a registered trademark of Wells Dairy, Inc.

CONTACT:
J & J Snack Foods Corp.
Dennis G. Moore
Senior Vice President
Chief Financial Officer
856-665-9533, x 268